                                                                   Exhibit (d)19

            Amendment No. 1 to the Investment Management Agreement
                 between John Hancock Variable Series Trust I
                   and John Hancock Life Insurance Company
               (formerly "John Hancock Life Insurance Company")

Reference is made to that certain Investment Management Agreement dated as of July 28, 1999, by and between John Hancock Variable Series Trust I and John Hancock Life Insurance Company, as amended (the "Agreement").

The parties agree to amend the Agreement as follows:

13. The phrase "John Hancock Life Insurance Mutual Company" and "JHMLICO" are deleted wherever shown and the phrases "John Hancock Life Insurance Company" and "JHLICO" are respectively inserted in their place.

14. Subsection (g) of Section 5 of the Agreement, entitled "Investment Advisory Fee and Expense Limitation," is deleted and the following inserted in its place:

         (a) For the Fundamental Growth Fund (formerly "Fundamental Mid Cap Growth Portfolio"):

                  (i) 0.90% on an annual basis of the first $250,000,000 of the current net assets of such Portfolio;

                  (ii) 0.85% on an annual basis of that portion of the current net assets of such Portfolio in excess of $250,000,000.

3. The phrase "Fundamental Mid Cap Growth Portfolio" is deleted wherever else shown in the Agreement, and the phrase "Fundamental Growth Fund" is inserted in its place.

All other terms and provisions of the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed and to take effect as of November 1, 2000.

ATTEST:                                  JOHN HANCOCK VARIABLE SERIES TRUST I


_______________________                  By:  /s/ Michele G. Van Leer
                                         Title: Chairman and CEO

ATTEST:                                  JOHN HANCOCK LIFE INSURANCE COMPANY


_______________________                  By:  /s/ Robert R. Reitano
                                         Title: Senior Vice President and Chief
                                         Investment Officer